EXHIBIT 99.1

NOVAGOLD Reports Second Quarter 2020 Financial Results and Provides Update on Donlin Gold Project:

Donlin Gold Drill Program Is Resumed with Four Re-Mobilized Rigs

Strong Focus on COVID-19 Health and Safety Measures Maintained

Donlin Gold Provides Ongoing Support to Communities in Yukon-Kuskokwim Region

Four drill rigs have been re-mobilized and are now turning at the 50%-owned Donlin Gold project (“Donlin Gold” or the “project”) in Alaska. It is anticipated that most of the planned program, aimed at confirming recent geologic modeling concepts and testing potential extensions of high-grade zones, will be completed by year-end.

In order to minimize the risk posed by COVID-19, NOVAGOLD is maintaining a wide-ranging set of policies at its offices in Salt Lake City and Vancouver, and, in conjunction with Barrick Gold Corp. (“Barrick”), at the Donlin Gold LLC (“Donlin Gold”) office in Anchorage and project site, designed to ensure the safety and well-being of all employees, contractors, and people associated with them.

NOVAGOLD continues to maintain a strong treasury with $134.3 million in cash and term deposits at the end of the second fiscal quarter, plus receivables from Newmont Corp. amounting to $75 million and $25 million, expected to be paid in July 2021 and 2023, respectively.

June 24, 2020 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2020 second quarter financial results and an update on its flagship Donlin Gold project, a premier gold project which NOVAGOLD owns equally with Barrick.

Details of the financial results for the quarter ended May 31, 2020 are presented in the consolidated financial statements and quarterly report filed June 24, 2020 on Form 10-Q with the SEC that is available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

Second Quarter Highlights and Updates:

COVID-19 health protocols enhanced as Donlin Gold camp is re-opened

The health and safety of NOVAGOLD employees, partners and contractors is top priority for the Company. In that regard, to reduce risk, our office employees have been asked to work from home, avoid all non-essential travel, adhere to good hygiene practices, and, if they must visit the office, engage in social distancing.

NOVAGOLD and its partner Barrick, through their joint venture company Donlin Gold LLC, have implemented a wide-ranging health and safety policy consistent with State of Alaska requirements, recommendations and precautions:

▪	Enhanced health protocol includes requiring all Donlin Gold personnel to take a COVID-19 test before coming into the camp, and again when they leave; out-of-state contractors/employees require two negative COVID-19 tests prior to going to camp; personnel are regularly screened for symptoms, use charter flights to travel to and from the project site, and maintain a minimum of six feet of distance in eating areas and living quarters. Should any individual exhibit symptoms of illness, the on-site health professionals will determine if they need to be quarantined at site or evacuated. All Donlin Gold camp personnel are asked to monitor their health in and out of camp and consult health professionals if feeling any symptoms of illness. These precautions will remain in place for the foreseeable future.

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NOVAGOLD and Barrick are advancing technical work on Donlin Gold:

With the gradual re-opening of Alaska and the easing of some travel restrictions, Donlin Gold re-mobilized four drill rigs at the project. Assuming no further interruptions, it is anticipated that a majority of the 2020 drill program, which consists of approximately 80 holes totaling about 22,000 meters centered on the ACMA and Lewis resource areas, will be completed. The objective is to validate recently developed geologic and resource modeling concepts and test potential extensions of high-grade zones. The focus is on early-life mining that has the potential to further enhance the project economics.

The multi-year site investigation program that commenced in mid-2019 as part of the project’s dam safety certification application has been temporarily paused due to the prioritization of the ongoing drill program.

Donlin Gold, together with Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), continued their long-standing community engagement efforts, focused during the quarter on countering the impact of COVID-19 on Yukon-Kuskokwim (Y-K) communities. Specifically, we:

Delivered food to every home in eight middle Kuskokwim villages. Donlin Gold partnered with TKC and local Tribal councils to coordinate and deliver food and supplies to communities now without regular air carrier service.

Partnered with Aniak village, a regional center for food distribution. Food and supplies were delivered by the village to residents homebound due to health issues and quarantine requirements.

Assembled and shipped 1,400 face mask making kits to 56 Y-K villages. Coordinated with Tribal administrators to identify community members to make the masks for Elders and COVID-susceptible people.

During the quarter, NOVAGOLD provided a comprehensive response to the error-laden report published at the end of the quarter by J Capital Research (“JCAP”) as part of a “short-and-distort” campaign of stock manipulation. A media release, Chairman’s letter to shareholders and sentence-by-sentence Fact Matrix were published countering the numerous false and misleading statements in the report. NOVAGOLD is now analyzing various legal options against JCAP and their associates.

President’s Message

Re-Mobilization of Four Drill Rigs to Advance Donlin Gold with

Comprehensive COVID-19 Health Protocols in Place

In the Shadow of a Pandemic

The second quarter 2020 was dominated by the COVID-19 pandemic, testing the character of all globally and causing a shift in activities at Donlin Gold, with NOVAGOLD’s support, to remotely assist local communities in Alaska after the 2020 drill program was temporarily paused for two months.

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NOVAGOLD’s most important objective is to secure the health and safety of its employees, partners, and contractors. The Company has implemented policies at its offices in Salt Lake City and Vancouver designed to ensure the safety and well-being of all employees and the people associated with them. In that regard, to reduce risk, our employees have been asked to work from home, avoid all non-essential travel, adhere to good hygiene practices, and engage in social distancing. Additionally, NOVAGOLD and its partner Barrick Gold, through Donlin Gold, have implemented a health and safety policy consistent with State of Alaska Department of Health and Social Services recommendations, travel restrictions and other COVID-19 measures in the region aimed at achieving the same objectives at Donlin Gold’s Anchorage office and the project site. The policy includes requesting all personnel to monitor their health and consult health professionals if feeling any symptoms of illness; requiring all personnel to take a COVID-19 test before coming into the camp, and again when they leave; implementing more frequent sanitization practices; and regularly conducting safety meetings designed to address sound hygiene and sanitization practices. Out-of-state contractors/employees require two negative COVID-19 tests prior to going to camp. Donlin Gold uses charter flights to transport personnel to and from the site. Employees are screened for symptoms and maintain a minimum of six feet of distance in eating areas and living quarters. Should any individual exhibit symptoms of illness, they will be evaluated and, if needed, quarantined, and/or evacuated from the camp.

Donlin Gold was one of the first mining companies in Alaska to respond to the pandemic and its impacts on the communities closest to the project site. The Donlin Gold drill program preparations and work began in February and continued through March but, due to COVID-19 restrictions and for the safety of our personnel, was temporarily paused in April as a precautionary measure. Re-mobilization began in late May in accordance with Donlin Gold’s COVID-19 policies and procedures taking into account all applicable State requirements.

As more than half of Donlin Gold employees are Native Alaskan, prior to re-mobilization of drill rigs and re-opening camp, Donlin Gold held weeks of conversations with community and tribal leaders in the Y-K region to ensure safety precautions for Donlin Gold personnel met the needs of each community. The Company seeks to bring tangible, long-lasting benefits to all of its community partners in the form of training and employment opportunities, service business contracts, and participation agreements as the project advances.

Drilling for Value Enhancement

NOVAGOLD and Barrick continue to study ways to improve the project’s value and to reduce initial capital outlays including enhanced project design and execution, engagement of third-party operators for certain activities, and potential for future financing of some capital-intensive infrastructure. To date, these additional studies have identified key areas that have the potential to add value and maximize the future opportunity and longevity of the project.

The 2020 Donlin Gold drill program is part of this effort. The objective of this drill campaign, the largest in 12 years, is to validate recent geologic and resource modeling concepts developed by the Barrick and NOVAGOLD teams, and to test potential extensions of high-grade zones, most of which would be expected to be mined early in the life of a future mine. The results of the 2020 drill program will provide the necessary data needed for NOVAGOLD and Barrick to decide on the next steps to advance Donlin Gold. The Company will incorporate this data as part of the ongoing optimization work and staged development approach that the owners have been studying to reduce initial capital. This information will provide valuable input into the owners’ decision process to proceed with updating the feasibility study.

As originally stated in January, the owners continue to target completing a majority of the drill program by year-end. The project owners remain committed to advancing the Donlin Gold project in a safe, efficient, and financially disciplined manner with a strong focus on environmental stewardship and social responsibility.

Donlin Gold continues to support the State of Alaska to advance other permits and certificates needed for the project. The field work for the Alaska Dam Safety certificates has been temporarily paused to prioritize the ongoing drill program.

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Additionally, Alaska Department of Natural Resources’ (ADNR) Division of Oil and Gas (DOG), issued the final State Right-of-Way (ROW) lease for the buried natural gas pipeline on January 17, 2020. On February 6, 2020, Cook Inletkeeper, on behalf of the Orutsararmiut Native Council (ONC), Susitna River Coalition, Kasigluk Traditional Council, and Tununak IRA Council, requested that the Commissioner of ADNR reconsider the decision to issue the ROW lease for the pipeline. The ADNR Commissioner denied the request for reconsideration on February 18, 2020. On March 19, 2020, Earthjustice, representing ONC, Chevak Native Village, Chuloonawick Native Village, Native Village of Eek, and Cook Inletkeeper, filed an appeal of the denial of the ROW lease issuance reconsideration request in the Superior Court of the State of Alaska at Anchorage (“Alaska Superior Court”). On April 30, 2020, ADNR reversed and agreed to reconsider the decision to issue the ROW lease in accordance with the February 6, 2020 request made by Cook Inletkeeper. As a result, the appeal filed in the Alaska Superior Court was dismissed without prejudice on May 20, 2020. Donlin Gold supported the State’s decision to accept the reconsideration request and the subsequent withdrawal of the appeal filed in Alaska Superior Court. The Company supports the efforts of the State to address the narrow issues related to cumulative effects that have been raised by Cook Inletkeeper. The Company will work with the State wherever needed to ensure they have the information they require. NOVAGOLD expects a final decision in approximately six months. The Company believes the ROW lease offer will be upheld by ADNR.

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A Tier One Asset in a Tier One Jurisdiction

Donlin has both extraordinary size and quality. The size of the resource at Donlin Gold – at approximately 39,000,000 ounces of gold in measured and indicated mineral resources1 – defines its rarity. Very few gold assets began production with a mine life measured in decades and, despite billions spent globally on gold exploration over the past decade, there have been very few discoveries of any consequence and NOVAGOLD believes none are anywhere comparable to Donlin Gold. As the global average gold grade for measured and indicated resources decreased over the past decade, grade – always important to the project’s economic viability – is a key attribute to ensure the successful development and survivability of an operation through multiple gold cycles. With an average measured and indicated resource grade of 2.24 grams per tonne2, the Donlin Gold project has more than twice the industry average grade3. With stated resources contained in just three kilometers of an eight-kilometer mineralized belt, and with only a small portion of the land package having been explored, NOVAGOLD believes Donlin Gold could well command district-sized exploration potential.

More than ever, location is one of the pivotal factors for valuing any mining deposit. With Alaska as a top mining jurisdiction where the rule of law is well-established, location has become the existential investment criterion as globally, nationalization – both stealth and brazen – and designation of gold as a national strategic resource to be exchanged for local currency are beginning to impact mining companies large and small in higher-risk jurisdictions. Political and economic instability will only exacerbate growing discrepancies regarding jurisdictional risk in the mining industry.

These attributes render Donlin Gold unique compared to all other development-stage open-pit gold projects. Consequently, any value-enhancing work that the owners undertake on the property should only boost its attributes of a project that is already a category-killer. Donlin Gold last carried out a drill program in 2017 that encountered distinct significant high-grade intercepts within the reserve pit and high grades identified outside the planned pit boundaries4. The results from the 2017 drill program will be combined with this year’s drill program results to provide additional information helpful to advancing the project up the value chain.

Deepening Partnerships with Stakeholders during the Pandemic

Calista and TKC have been our Native Corporation partners in the project for many years and, like Barrick, share our vision of building value for the future generations of their shareholders with this project. The COVID-19 pandemic created significant concern in the Y-K region due to Elders’ memories of the toll taken by the Spanish Flu early in the 20th Century when Native Alaskans suffered the highest casualty rate in North America. When concerns emerged about the spread of COVID-19 to Alaska, our Native Corporation partners immediately engaged with the community to determine their most immediate needs of small villages in the region, and Donlin Gold contacted Calista and TKC to offer help with transportation, food and supplies.

A priority early on was partnering with the village of Aniak, a regional hub for the eight middle Kuskokwim villages closest to the project, to distribute food and supplies to residents homebound due to health issues, quarantine requirements, or other reasons. Additionally, Donlin Gold donated thousands of pounds of food to food banks and homeless shelters when the Donlin Gold camp was temporarily closed in April. In partnership with TKC and Tribal councils, Donlin Gold continues to coordinate the delivery of food and supplies to communities now without regular air carrier service after the regional airline went into bankruptcy.

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1 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”).

2 Ibid.

3 Donlin Gold grade represents average grade of measured and indicated mineral resources, inclusive of mineral reserves, see note re: “Scientific and Technical Information” below, compared to 2019 average grade of open-pit and underground deposits with gold as primary commodity and over 1Moz in measured and indicated resources, sourced from S&P Global Market Intelligence.

4 Refer to the media release dated February 20, 2018 titled “NOVAGOLD’s Donlin Gold Project Reports Excellent Results from 2017 Drill Program,” for significant intervals and additional information.

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Practical sanitation issues were also addressed, including delivery of five-gallon buckets sent to middle Kuskokwim villages with water supply issues and disinfecting soap sent to all the homes in the Y-K region (distribution took place from Anchorage and all packages were sent to the Tribes for each village). Donlin Gold coordinated with Tribal administrators to identify community members to make face masks for the protection of Elders and COVID-susceptible people, then assembled and shipped the 1,400 mask making kits to 56 Y-K villages.

NOVAGOLD is proud of the immediate response from Donlin Gold to urgent community needs during the COVID-19 pandemic and partnering with Calista and TKC in ongoing community engagement in environmental management, safety, training, educational, health, and cultural initiatives, as well as providing economic assistance through community funds such as the Bethel COVID-19 Resiliency Fund. As part of an ongoing environmental commitment, Clean Up Green Up initiatives, funded in part by Donlin Gold, took place in 32 villages.

At the end of the quarter, we were delighted to report that Dan Graham was promoted to the position of General Manager for the Donlin Gold project, replacing Andy Cole who has retired. Mr. Graham was previously the Manager, Permitting and Environmental Department at Donlin Gold and has worked in Alaska’s mining industry for over 35 years. Dan is a long-term Alaska resident and a member of the board for the Council of Alaska Producers, Alaska Sealife Center, and the Tyonek Tribal Conservation District and past board member of the Alaska State Hockey Association, Alaska Miners Association, and the Resource Development Council. The Company would like to thank Andy for his years of service to the Donlin Gold project and wish him well in his retirement.

A Strong Balance Sheet to Advance the Project without Share Dilution

A conservative approach to managing NOVAGOLD's balance sheet and projected expenses is a tangible benefit to all shareholders and a rarity for development-stage companies that regularly rely on share issuances to fund operations. NOVAGOLD has not needed to raise equity through the markets since 2012 and should not need to do so for the foreseeable future. In 2020, the Company continues to project annual expenses totaling $31 million. As of May 31, 2020, NOVAGOLD had cash and term deposits of $134.3 million with another $100 million of receivables from Newmont. As such, we can focus on moving Donlin Gold up the value chain through permitting and optimization without needing to access additional capital until a construction decision is made.

Now more than ever, these challenging times bring out the best in our experienced team of professionals at NOVAGOLD, Donlin Gold, and Barrick. I would like to thank them for their unwavering dedication to the task at hand, whether in responding to the COVID-19 pandemic and the impact on the Company, our communities or personal lives, or for the actions taken to advance the Donlin Gold project. These relationships breathe life into the Company and enhance the value of the project, creating an opportunity for a better future for all stakeholders. We are also thankful for our partners, Calista and TKC, for their long-term commitment to the project that has been a cornerstone to the accomplishments to date. The Company extends it gratitude to Alaska State officials for their thoroughness in advancing permitting efforts for the project. I wish to thank NOVAGOLD’s Board of Directors for their continued counsel and adherence to best governance practices and leadership which have truly set the Company apart in the gold industry.

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To our shareholders, many of whom we regularly engage with and who can attest to the high standard of transparency in all that we do, I thank you all for your encouragement, engagement, and dedication to the long-term vision management has for the Company. Our shareholders understand and support NOVAGOLD’s investment thesis and have shown remarkable steadfastness as we continue to deliver on our strategy. We are truly grateful to you.

We pledge to remain true to our promise to build on Donlin Gold’s unique value, to remain true to our principles to do the right thing with a continued high degree of professionalism, and to continue to make our shareholders proud. We wish all of our stakeholders continued good health and safety.

Sincerely,

Gregory A. Lang
President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2020 $	Three months ended May 31, 2019 $	Six months ended May 31, 2020 $	Six months ended May 31, 2019 $
General and administrative expense (1)	4,387	4,215	9,101	8,555
Share of losses – Donlin Gold	3,700	2,198	5,268	3,521
Total operating expenses	8,087	6,413	14,369	12,076

Loss from operations	(8,087)	(6,413)	(14,369)	(12,076)
Interest expense on promissory note	(1,400)	(1,861)	(3,160)	(3,659)
Accretion of notes receivable	824	796	1,648	1,591
Other income	1,694	2,319	2,581	3,019
Income tax expense	(264)	(356)	(528)	(713)
Net loss	(7,233)	(5,515)	(13,828)	(11,838)

Loss per share, basic and diluted	(0.02)	(0.02)	(0.04)	(0.04)

			At	At
			May 31, 2020 $	Nov 30, 2019 $
Cash and term deposits			134,329	148,549
Total assets			235,031	245,835
Total liabilities			110,695	107,881

(1) Includes share-based compensation expense of $1,715 and $1,542 in the second quarter of 2020 and 2019, respectively, and $3,476 and $3,073 in the first six months of 2020 and 2019, respectively.

For the second quarter ended May 31, 2020, loss from operations increased from $6.4 million in 2019 to $8.1 million in 2020 due to higher general and administrative expense and higher costs at Donlin Gold. General and administrative expense increased from $4.2 million in 2019 to $4.4 million in 2020 primarily due to higher salaries and benefits and share-based compensation costs. The equity loss in NOVAGOLD’s share of Donlin Gold increased from $2.2 million in 2019 to $3.7 million in 2020 due to the 2020 drilling program.

Net loss increased from $5.5 million ($0.02 per share) in 2019 to $7.2 million ($0.02 per share) in 2020, primarily due to higher operating losses and lower interest income, partially offset by lower interest expense on the promissory note payable to Barrick and foreign exchange movements.

For the first six months ended May 31, 2020, loss from operations increased from $12.1 million in 2019 to $14.4 million in 2020 due to higher general and administrative expense and higher costs at Donlin Gold. General and administrative expense increased by $0.5 million primarily due to higher share-based compensation and regulatory costs. At Donlin Gold expenses increased by $1.7 million due to the 2020 drilling program.

Net loss increased from $11.8 million ($0.04 per share) in 2019 to $13.8 million ($0.04 per share) in 2020, primarily due to higher operating losses and lower interest income, partially offset by lower interest expense on the promissory note payable to Barrick and foreign exchange movements.

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Liquidity and Capital Resources

In the first six months of 2020, total cash, cash equivalents and term deposits decreased by $14.2 million of which $5.3 million was used in operating activities for administrative costs and working capital changes, $6.9 million was used to fund Donlin Gold and $1.7 million was related to withholding taxes paid on vested performance share units. Effects of exchange rate changes also decreased cash by $0.3 million. The term deposits are denominated in U.S. dollars and are held at Canadian chartered banks.

Net cash used in operating activities increased by $0.1 million, due to lower interest income, partially offset by changes in working capital. Net cash provided from (used in) investing activities included a $1.4 million increase in Donlin Gold funding due to the 2020 drilling program.

Net cash used in operating activities increased by $0.4 million, primarily due to lower interest income, partially offset by changes in working capital. Net cash provided from (used in) investing activities included a $3.1 million increase in Donlin Gold funding due to the 2020 drilling program. For the six-month period in 2019, term deposits decreased by $7.0 million, with the proceeds deposited in interest-bearing savings accounts. Net cash used in financing activities related to withholding taxes paid on vested performance share units.

NOVAGOLD had $134.3 million in cash and term deposits as of May 31, 2020. The Company’s cash and term deposits are believed to be sufficient to advance Donlin Gold and meet our other financial obligations. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project.

2020 Outlook

We anticipate spending approximately $31 million in 2020, which includes $20 million to fund our share of expenditures at the Donlin Gold project, the majority earmarked for the drill program with the balance for permitting and community engagement, and $11 million for general and administrative costs.

NOVAGOLD’s primary goals in 2020 are to continue to advance the Donlin Gold project toward a construction/production decision; maintain a healthy balance sheet; and continue an effective corporate social responsibility program.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place June 25, 2020 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	http://services.choruscall.ca/links/novagold20200625.html
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

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About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),5 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach and workforce development in preparation for the construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

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5 Donlin Gold data as per the Second Updated Feasibility Study (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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Scientific and Technical Information

Some scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” prepared by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study” or “FSU2”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved and verified the scientific and technical information related to the Donlin Gold project contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the potential development and construction of Donlin Gold; perceived merit of properties; the advancement of optimization studies at Donlin Gold; potential opportunities to enhance or maximize the value of Donlin Gold; the timing and likelihood of permits; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; and benefits of the Donlin Gold project and market prices for precious metals, and potential actions against or redress from JCAP; and the timing and outcome of ADNR’s decision to reconsider the ROW lease for the natural gas pipeline. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD’s management expectations, estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of permits; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation between NOVAGOLD and Barrick Gold Corp. for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, natural disasters, climate change, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; continuing legal review of statements by JCAP; and other risks and uncertainties disclosed in reports and documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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